Name of Registrant:  Templeton Capital Accumulator Fund
File No.: 811-06198

Exhibit Item No. 77(C): Matters Submitted to a Vote of Security Holders

A Special Meeting of Shareholders of Templeton Capital Accumulator Fund (the "Fund") was held at the Fund's offices, 500 E. Broward Boulevard, Fort Lauderdale, Florida, on May 5, 2005. The purpose of the meeting was to (1) approve or disapprove an Agreement and Plan of Reorganization
(the "Plan") between Templeton Capital Accumulator Fund
("Capital Accumulator Fund") and Templeton Growth Fund, Inc.
("Templeton Growth Fund"), that provides for: (i) the acquisition of substantially all of the assets of Capital Accumulator Fund by Templeton Growth Fund in exchange solely for Class A shares of Templeton Growth Fund, (ii) the distribution of such shares to the shareholders of Capital Accumulator Fund, and (iii) the complete liquidation and dissolution of Capital Accumulator Fund, and (2) to transact any other business, not currently contemplated, that may properly come before the Meeting. At the Meeting, Shareholders approved the Plan. No other business was transacted at the Meeting.

The results of the voting at the Meeting are as follows:

Proposal 1.	To approve or disapprove an Agreement and Plan of
Reorganization between Capital Accumulator Fund and Templeton Growth
Fund, that provides for: (i) the acquisition of substantially all of the assets of Capital Accumulator Fund by Templeton Growth Fund in exchange solely for Class A shares of Templeton Growth Fund, (ii) the distribution of such shares to the shareholders of Capital Accumulator Fund, and (iii) the complete liquidation and dissolution of Capital Accumulator Fund:



                 Shares Voted         % of               % of
                                    Outstanding         Shares
                                      Shares            Present

For             25,583,094.107        47.942%            93.490%
Against            965,011.060         1.808%             3.526%
Abstain            816,502.512         1.530%             2.984%
Broker Non-Votes	 0.000         0.000%             0.000%
Total           27,364,607.679        51.280%           100.000%

Proposal 2. To transact any other business, not currently contemplated, that may properly come before the Meeting.



                 Shares Voted	     % of                % of
                                  Outstanding           Shares
                                    Shares              Present
For              23,716,037.286     44.443%             86.667%
Against	          1,830,056.247      3.429%              6.688%
Abstain           1,818,514.146      3.408%              6.645%
Broker Non-Votes	  0.000      0.000%              0.000%
Total            27,364,607.679     51.280%            100.000%